Exhibit 99.1

Medifast, Inc. Announces Third Quarter 2021 Financial Results

Revenue up 52% to $413 million

Company continues industry leading growth and is well positioned for 2022

BALTIMORE — November 4, 2021 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights Compared to the Prior-Year Period

•	Revenue increased 52.3% to $413.4 million
•	44.9% growth in active earning OPTAVIA Coaches to a record level of 61,000
•	Revenue per active earning OPTAVIA Coach increased 7.0% to new high of $6,773
•	Net income increased 21.9% to $42.0 million
•	Earnings per diluted share (“EPS”) of $3.56, an increase of 22.3%

“We saw continued strong momentum during the third quarter, reflecting our ongoing success in offering a differentiated and personalized health and wellness program to a growing community of clients across the United States and Asia Pacific.” said Dan Chard, Chairman & Chief Executive Officer of Medifast. “We have more active earning OPTAVIA Coaches than at any point in our history and they continue to support more clients than ever before. Our business remains on track to take advantage of the growth opportunity that lies ahead, as we develop unique digital tools to support our Coach-driven program that guides OPTAVIA clients on their health and wellness journey. Our clinically proven plans and scientifically designed products remain in high demand, and the powerful platform we have built puts us in a strong position for sustained long-term success.”

Third Quarter 2021 Results

Third quarter revenue increased 52.3% to $413.4 million from revenue of $271.5 million for the third quarter of 2020. The total number of active earning OPTAVIA Coaches increased 44.9% to 61,000 compared to 42,100 for the third quarter of 2020. The average revenue per active earning OPTAVIA Coach was $6,773 compared to $6,329 for the third quarter last year, an increase of 7.0%.

Gross profit increased 50.5% to $307.1 million from $204.0 million for the third quarter of 2020. The increase in gross profit was primarily attributable to higher revenue partially offset by increased cost of sales. The Company’s gross profit as a percentage of revenue was 74.3% compared to 75.2% in the third quarter of 2020. The decrease in gross profit as a percentage of revenue was primarily attributable to promotional activity and higher product and shipping costs resulting from inflation in raw ingredient, freight and labor costs.

Selling, general, and administrative expenses (“SG&A”) increased 57.9% to $251.9 million compared to $159.5 million for the third quarter of 2020, primarily due to higher OPTAVIA commission expense, increased salaries and benefit costs, incremental consulting costs related to information technology, increased credit card fees due to higher sales, as well as costs for the annual convention. As the OPTAVIA convention in July 2020 was a virtual event in response to the COVID-19 pandemic, the costs were significantly lower. SG&A as a percentage of revenue increased 220 basis points year-over-year to 60.9% of revenue, as compared to 58.7% for the third quarter of 2020.

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Income from operations increased 23.8% to $55.2 million from $44.6 million in the prior-year period. As a percentage of revenue, income from operations was 13.3% for the third quarter compared to 16.4% in the prior-year period.

The effective tax rate was 23.9% for the third quarter of 2021 compared to 22.8% in the prior-year period. The increase in the effective tax rate was primarily driven by an increase in the state income tax rate and limitations on the deductibility of officer compensation along with the tax benefit of stock compensation.

In the third quarter of 2021, net income was $42.0 million, or $3.56 per diluted share, based on approximately 11.8 million shares of common stock outstanding. In the third quarter of 2020, net income was $34.5 million, or $2.91 per diluted share, based on approximately 11.9 million shares of common stock outstanding.

Balance Sheet

The Company’s balance sheet remains strong with cash, cash equivalents and investment securities of $159.9 million as of September 30, 2021 compared to $174.5 million at December 31, 2020.

On September 9, 2021, the Company declared a quarterly cash dividend of $16.6 million, or $1.42 per share, to be paid on November 8, 2021 to stockholders of record as of September 21, 2021. Also during the third quarter of 2021, the Company used $26.3 million to repurchase shares of common stock. There are approximately 2.1 million shares remaining under the Company’s stock repurchase program as of September 30, 2021.

Outlook

The Company expects full-year 2021 revenue to be in the range of $1.51 billion to $1.53 billion and full-year 2021 EPS to be in the range of $13.27 to $13.96. The full-year 2021 earnings guidance assumes a 23.25% to 24.25% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Thursday, November 4, 2021 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/42930, and will be archived online through November 11, 2021. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, November 4, 2021, through November 11, 2021. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10160327.

About Medifast:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of Coaches and a Community to help Clients achieve Lifelong Transformation, One Healthy Habit at a Time®. Based on more than 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of independent OPTAVIA Coaches has impacted 2 million lives and teaches Clients how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast is traded on the New York Stock Exchange and ranked second on FORTUNE's 100 Fastest-Growing Companies list in 2020. The company was also named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems, disruptions in Medifast’s supply chain, Medifast’s inability to continue to develop new services and products, effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches, Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches, the departure of one or more key personnel, Medifast’s inability to protect against online security risks, to protect its brand, to protect against product liability claims, Medifast’s planned growth into domestic and international markets, adverse publicity associated with Medifast’s products, Medifast’s inability to continue declaring dividends, fluctuations of Medifast’s common stock market price, the impact of the COVID-19 pandemic on Medifast’s results, the severity, length and ultimate impact of the COVID-19 pandemic on people and economies, increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, or climate change, activist investors, regulatory changes, market conditions and resulting impact on consumer spending, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Reed Anderson

InvestorRelations@medifastinc.com

(800) 763-9953

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MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenue	$413,395	$271,470	$1,148,253	$669,930
Cost of sales	106,338	67,434	298,942	171,354
Gross profit	307,057	204,036	849,311	498,576

Selling, general, and administrative	251,886	159,477	679,907	402,385

Income from operations	55,171	44,559	169,404	96,191

Other income (expense)
Interest (expense) income	(94)	44	(138)	212
Other income	115	30	112	12
	21	74	(26)	224

Income from operations before income taxes	55,192	44,633	169,378	96,415

Provision for income taxes	13,210	10,180	39,370	21,550

Net income	$41,982	$34,453	$130,008	$74,865

Earnings per share - basic	$3.59	$2.93	$11.07	$6.36

Earnings per share - diluted	$3.56	$2.91	$10.98	$6.32

Weighted average shares outstanding
Basic	11,692	11,766	11,739	11,772
Diluted	11,785	11,857	11,840	11,840

Cash dividends declared per share	$1.42	$1.13	$4.26	$3.39

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MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(U.S. dollars in thousands, except par value)

	September 30,	December 31,
	2021	2020

ASSETS
Current Assets
Cash and cash equivalents	$154,516	$163,723
Inventories	129,614	53,392
Investment securities	5,379	10,752
Prepaid expenses and other current assets	11,541	6,447
Total current assets	301,050	234,314

Property, plant and equipment - net of accumulated depreciation	46,451	27,633
Right-of-use assets	16,736	10,508
Other assets	6,439	2,937
Deferred tax assets	692	692

TOTAL ASSETS	$371,368	$276,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$155,506	$107,677
Current lease obligations	5,402	3,673
Total current liabilities	160,908	111,350

Lease obligations, net of current lease obligations	14,221	7,488
Total liabilities	175,129	118,838

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,618 and 11,822 issued and 11,616 and 11,772 outstanding
at September 30, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	12,950	7,842
Accumulated other comprehensive income	122	41
Retained earnings	183,155	154,351
Less: treasury stock at cost, 0 and 46 shares at September 30, 2021 and December 31, 2020, respectively	-	(5,000)
Total stockholders' equity	196,239	157,246

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$371,368	$276,084

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